Exhibit 99.(k)(v)(2)

AMENDMENT AGREEMENT

AMENDMENT AGREEMENT (“Amendment”) dated as of November 7, 2018 to the Special Custody and Pledge Agreement dated April 9, 2018 among Center Coast Brookfield MLP & Energy Infrastructure Fund (“Fund”), BNP Paribas Prime Brokerage International, Ltd. (“Counterparty”), and U.S. Bank, N.A. (“Custodian”), (as previously amended, the “Agreement”).

WHEREAS, the patties hereto desire to amend the Agreement as provided herein.

NOW THEREFORE, in consideration of the mutual agreements provided herein, the patties agree to amend the Agreement as follows:

1.                                      Amendment to Section 21

Section 21 is hereby deleted and replaced in its entirety with the following:

(21)                                      “Notwithstanding any other provision herein, (a) Counterparty may request release of Collateral from Custodian though an Advice from Counterparty for purposes of rehypothecation under the Account Agreement and Custodian agrees to release such Collateral to Counterparty upon receipt of such Advice from Counterparty, though Custodian shall at no time have responsibility for determining whether Counterparty is in compliance with permissible purposes under the Account Agreement or any other agreement between the Fund and Counterparty and (b) any cash or securities delivered by Counterparty to the Special Custody Account shall be considered pledged to Counterparty as Collateral in the Special Custody Account.”

2.                                      Representations

Each party represents to the other party that all representations contained in the Agreement are true and accurate as of the date of this Amendment and that such representations are deemed to be given or repeated by each patty, as the case may be, on the date of this Amendment.

3.                                      Miscellaneous

(a)                                 Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings specified for such terms in the Agreement.

(b)                                 Entire Agreement. This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings (except as otherwise provided herein) with respect thereto.

(c)                                  Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

(d)                                 Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

(e)                                  Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

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IN WITNESS WHEREOF the parties have executed this Amendment with effect from the first date specified on the first page of this Amendment.

CENTER COAST BROOKFIELD MLP & ENERGY INFRASTRUCTURE FUND

By:	/s/ Brian Hurley
Name:	Brian Hurley
Title:	President

BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LTD.

By:	/s/ Jeffrey Lowe
Name:	Jeffrey Lowe
Title:	Managing Director

U.S. BANK

By:	/s/ Anita Zagrodnik
Name:	Anita Zagrodnik
Title:	Senior Vice President

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